Exhibit 10.10

THIS WARRANT AND THE SHARES THAT MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTRATION UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE FOR SUCH OFFER, SALE, PLEDGE, HYPOTHECATION, OR TRANSFER IN THE OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

NETTAR GROUP INC.

WARRANT TO PURCHASE SHARES

Date of Issuance: March 8, 2021

THIS CERTIFIES THAT, as consideration, and in exchange, for the repurchase by Nettar Group Inc., a British Virgin Islands company (the “Company”) of those certain preference shares, and repurchase and cancellation by the Company of those certain promissory notes, each described on Exhibit A attached hereto (the “Subject Securities”) held by Columbia River Investment Limited, a British Virgin Islands company (the “Holder” or “CRIL”), as set forth in the Exchange Agreement between the Holder and the Company, dated as of the date hereof (the “Exchange Agreement”), and in connection with the Loan and Security Agreement between the Holder and the Company, dated as of the date hereof (the “Loan Agreement”) and the agreements contemplated thereby, the Holder, subject to the terms of this Warrant, is entitled to subscribe for and purchase from the Company for the Exercise Price (as defined below) up to a number and class of shares of the Company as set forth herein, as may be adjusted as set forth herein.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “2018 Note” means that certain promissory note issued by the Company to the Holder pursuant to the 2018 Note Purchase Agreement.

(b) “2018 Note Purchase Agreement” means that Note Purchase Agreement, dated April 6, 2018, by and among the Company, the Holder and the other lenders party thereto, as amended through the date hereof including, for the avoidance of doubt, through the amendment referred to in the Exchange Agreement.

(c) “2019 Note” means that certain promissory note issued by the Company to the Holder pursuant to the 2019 Note Purchase Agreement.

(d) “2019 Note Purchase Agreement” means that Amended and Restated Note Purchase Agreement, dated September 9, 2019, by and among the Company, the Holder and the other lenders party thereto, as amended through the date hereof including, for the avoidance of doubt, through the amendment referred to in the Exchange Agreement.

(e) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person (whether by contract right or otherwise), including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(f) “Articles of Association” means the Company’s Memorandum and Articles of Association, as amended and/or restated from time to time.

(g) “Company” has the meaning ascribed to it in the preamble of this Agreement.

(h) “Effective Date” means the date of this Warrant.

(i) “Exchange Agreement” has the meaning ascribed to it in the preamble of this Agreement.

(j) “Exempted Securities” has the meaning ascribed to it in the Existing Articles.

(k) “Exercise Period” means the period commencing with the Effective Date and ending upon the earlier of (i) the twenty-five (25) year anniversary of the Effective Date, and (ii) the date on which this Warrant is exercised in full.

(l) “Exercise Price” means the exercise price set forth on Exhibit A (initially, U.S. $40,089,033 in total), subject to adjustment pursuant to Section 5 below.

(m) “Exercise Shares” has the meaning ascribed to it in Section 2.1.

(n) “Existing Articles” means the Company’s Memorandum and Articles of Association, amended and restated on June 12, 2017, as they appear in the Officer Certificate (as defined in the Loan Agreement), provided that, to the extent the Holder has provided its prior written approval to an amendment or a modification of the Articles of Association, references to the Existing Articles shall mean such approved Articles of Association.

(o) “Holder” has the meaning ascribed to it in the preamble of this Agreement.

(p) “IRA” means the Amended and Restated Investors’ Rights Agreement, dated as of June 13, 2017, as it may be amended or replaced from time to time.

(q) “Loan Agreement” has the meaning ascribed to it in the preamble of this Agreement.

(r) “Military Affiliated Company” means (a) any Person who derives, in the aggregate, at least 50% of its revenue during any of the prior five years, or in the aggregate over that five-year period, from military-related contracts and/or defense-related contracts (including contracts either directly or indirectly with any military department, agency, or force or any military contractor), (b) any entity in which one or more such Persons described in clause (a) own at least 50% of the voting securities or other ownership interests, directly or indirectly, individually or collectively, (c) any Person which is owned in whole or controlled by a military official, department, agency or representative thereof, or any Affiliate of such, or (d) any Person which is an official government or government agency or entity or representative or agent of an official government or government agency.

(s) “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, other than Shares issuable under the Company’s 2015 Share Plan.

(t) “Notes” means the 2018 Note and the 2019 Note.

(u) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(v) “Restricted Acquirer” means (i) any Restricted Person, or (ii) any Trade Controls Restricted Party.

(w) “ROFRA” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 13, 2017, as it may be amended or replaced from time to time.

(x) “Restricted Person” means (i) Alibaba Group Holding Limited, (ii) Baidu, Inc., (iii) Qihoo 360 Technology Co. Ltd. , in each case ((i)-(iii)) so long as such Person does not cease to operate its current principal businesses (determined as of the date hereof), or (iv) any Affiliates and successors of the Persons set forth in clauses (i)-(iii).

(y) “Shares” has the meaning ascribed to it in Section 3.1.

(z) “Subject Securities” has the meaning ascribed to it in the preamble of this Agreement.

(aa) “Trade Controls Restricted Party” means any Person identified on the U.S. Department of the Treasury’s List of Specially Designated Nationals and Blocked Persons, and Affiliates of Persons on such list, as well as governments and official government agencies of, representatives and agents of any of Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine.

(bb) “Trade Sale” has the meaning ascribed to it in the Existing Articles.

(cc) “Transfer” means sale, lease, license, exchange, mortgage, pledge, transfer, or other disposition.

(dd) “Voting Agreement” means the Amended and Restated Voting Agreement, dated as of June 13, 2017, as it may be amended or replaced from time to time.

2. EXERCISE OF WARRANT.

2.1 Exercise Shares.

(a) Subject to the terms and conditions of this Warrant, this Warrant may be exercised during the Exercise Period for the following securities (“Exercise Shares”) by the Holder delivering to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder) an executed Notice of Exercise in substantially the form attached hereto as Exhibit B:

(i) A number of class and series of preference shares as set forth on Exhibit A (as Exhibit A may be amended as set forth herein); and

(ii) A number of Conversion Shares (as defined in the 2019 Note Purchase Agreement) with respect to each of the Notes, but, with respect to each Note, in no event earlier than the time such Note would have become convertible had such Note not been repurchased and cancelled under the Exchange Agreement;

provided, that, subject to securities and other applicable laws and the terms and conditions hereof (including Section 2.1(b) and Section 7 hereof), (A) this Warrant may only be exercised with respect to any such securities described in clauses (i) or (ii) above if the Holder has the bona fide intention to, following the exercise, effect the consummation of the sale of such securities, including in connection with a redemption or repurchase of such securities by the Company, a Change of Control Transaction (as defined in the Loan Agreement), in accordance with the terms and conditions hereof; and (B) such securities shall be subject to adjustment as set forth in Section 5 below; provided, further, that in connection with a Change of Control Transaction, the Holder shall not be required to accept consideration other than consideration in the form of cash or marketable securities of a Person that is a Military Affiliated Company.

(b) As a condition to any exercise and sale of Exercise Shares described in clause (A) of the proviso to Section 2.1(a) other than a sale in connection with a Change of Control Transaction,

(i) if such exercise of the Warrant shall occur prior to the consummation of a Going Public Transaction (as defined in the Loan Agreement), the Holder shall have entered into a bona fide binding definitive agreement with a third party to sell such Exercise Shares to such third party and which agreement provides for the consummation of such sale immediately upon exercise of the Warrant, or shall have provided to the Company other evidence reasonably satisfactory to the Company that such sale shall be consummated immediately upon the exercise of this Warrant with respect to such Exercise Shares; and

(ii) if such exercise of the Warrant shall occur after the consummation of a Going Public Transaction, (A) the Holder shall be entitled to exercise the Warrant for a number of Exercise Shares equal to (x) the number that is 1% of the total number of ordinary shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preference shares and other Derivative Securities (as defined in the IRA)(the “Permissible Hold Threshold”) and the Exercise Shares to be issued upon exercise, less (y) the number of Exercise Shares of the Company then held by the Holder), provided that the Holder shall confirm in writing to the Company that the Holder has a bona fide intent to sell the Exercise Shares after the exercise of the Warrant; and (B) even if Holder is holding the Permissible Hold Threshold, the Holder shall also be entitled to exercise the Warrant if the Holder (1) shall have entered into a bona fide binding definitive agreement with a third party to sell such Exercise Shares to such third party which agreement provides for the consummation of such sale immediately upon exercise of the Warrant, or the Holder shall have provided to the Company other evidence reasonably satisfactory to the Company (including without limitation evidence of intended timely execution of block trades of Exercise Shares) that such sale shall be consummated immediately upon the exercise of this Warrant with respect to such Exercise Shares or (2) confirms to the Company its intent to execute a broker sale or other sale within 5 Business Days (as defined in the Loan Agreement) of the date on which the Exercise Shares are issued and become available for sale on a t+3 or shorter basis (including upon confirmation thereof by the transfer agent) such that it will not hold more than the Permissible Hold Threshold by the close of trading on such 5th Business Day (“Permissible Hold Threshold End Date”); provided that during such 5 Business Days the Holder will not hold (including by deposit or credit to its trading account), and Holder will not exercise this Warrant under this clause 2.1(b)(ii)(B) for a number of Exercise Shares that would result in Holder holding, more than 2% of the total number of ordinary shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preference shares and other Derivative Securities), and, in each such case, Holder shall be required to sell or otherwise dispose of Exercise Shares such that it does not hold more than the Permissible Hold Threshold at the close of trading on such 5th Business Day. The parties agree that for the purpose of calculating 1% or 2% holding under paragraph, if the Holder’s holding increases above such percentage solely due to a cancellation or other actions taken by the Company with respect to outstanding shares of the Company, such increase shall not be a violation of this subsection 2.1(b)(ii).

In each case of (i) and (ii) above, the Company hereby agrees to use commercially reasonable efforts to facilitate any such sale by the Holder, including by directing any transfer agent to process any exercise so as to allow for the immediate sale of the Exercise Shares upon exercise of the Warrant, and providing any reasonable assurances in connection therewith that the applicable Exercise Shares will be issued and registered in the name of such third party immediately upon the Holder’s exercise of this Warrant. The Company further agrees to confirm the Exercise Shares have been issued and are available for sale on a t+3 or shorter basis (including upon confirmation thereof by the transfer agent), within 3 Business Days for the first 2 exercises and within 2 Business Days for any subsequent exercise, of Holder’s delivery of the Notice of Exercise. If the Company delivers such confirmation after such 3 Business Day period or 2 Business Day period, as applicable, the Permissible Hold Threshold End Date shall be extended by an additional 3 Business Days for each day that such confirmation is late, with a minimum of an additional 5 Business Days. For purposes of Section 2.1(b)(ii)(2), for so long as the proposed or actual closing date (as the case may be) of such sale of the Exercise Shares shall fall within five (5) Business Days following the issuance of the Exercise Shares to CRIL, such sale of Exercise Shares shall be deemed to occur “immediately.”

(c) The Company shall amend Exhibit A following (x) any time on which all of the outstanding principal and unpaid interest due on the applicable Note would have automatically converted to Conversion Shares in accordance with the terms of the applicable Note had such Note not been repurchased and cancelled under the Exchange Agreement, (y) a written request by the Holder to the Company to make such amendment to Exhibit A at any time on which the Holder would have had a right to convert all of the outstanding principal and unpaid interest due on the applicable Note in accordance with the terms of the applicable Note had such Note not been repurchased and cancelled under the Exchange Agreement (each, a “Hypothetical Conversion”), to reflect such Hypothetical Conversion and the adjusted number (and class and series, if applicable) of Exercise Shares for which this Warrant is exercisable in respect of such Note, and (z) this Warrant being exercised for less than all of the Exercise Shares purchasable hereunder. The Company shall deliver to CRIL a Change of Control Notice (as defined in the applicable Note) simultaneously with the delivery of such Change of Control Notice to each Lender (as defined in such Note).

2.2 Method of Exercise. Prior to a Going Public Transaction, this Warrant may only be exercised during the Exercise Period, in whole or in part, in accordance with Section 2.1 above, in the following manner, in each case subject to securities and other applicable laws and the other terms and conditions hereof (this Section 2.2 shall not apply following a Going Public Transaction):

(a) No later than fifteen (15) days prior to any proposed sale and transfer of any Exercise Shares, the Holder shall deliver to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder) an executed Notice of Exercise in substantially the form attached hereto as Exhibit B. The transfer or sale of the Exercise Shares shall be conditioned upon any such transferee delivering a counterpart signature page to, or otherwise becoming a party bound with respect to the transferred Exercise Shares of each class (pursuant to such documents reasonably requested by the Company) by all the terms and conditions of, all agreements between the Company and the holders of at least a majority of the then-outstanding shares of such class, which agreements shall include the IRA, ROFRA and Voting Agreement, if such purchaser is not already bound thereby with respect to any of the Exercise Shares.

(b) Subject to the Holder’s compliance with Section 2.2(a) above and Section 2.3 below, the Company shall issue the Exercise Shares, cause the Register of Members of the

Company to be updated accordingly, and may cause certificates in respect of the Exercise Shares for which this Warrant has been exercised to be issued. Such Exercise Shares shall be registered on the Register of Members of the Company in the name of the Holder, and the Register of Members of the Company shall then be updated to reflect the sale and transfer of the Exercise Shares by the Holder immediately upon the sale or transfer of such Exercise Shares. In the event certificates are issued, the Company shall cause such certificates to be delivered to or upon the order of the purchaser of the Exercise Shares following consummation of such sale and transfer in accordance with the terms of this Section 2.2. In the event that this Warrant is being exercised for less than all of the Exercise Shares purchasable hereunder, the Company and the Holder shall, promptly following the issuance by the Company of the number of Exercise Shares for which this Warrant is then being exercised, amend Exhibit A to reflect such exercise and the remaining number of Exercise Shares purchasable hereunder and the Company shall deliver a copy of such amended Exhibit A to the Holder.

2.3 Exercise Price. The Holder may, in its sole discretion, either pay the Company the Exercise Price with respect to any exercise of this Warrant in cash by wire transfer of immediately available funds to a bank account designated by the Company in writing, or through a reduction of the principal amount and, at the option of the Holder, interest associated with such reduced principal due by the Company to the Holder under the Loan Agreement. Upon such exercise of the Warrant by a reduction of the principal amount under the Loan Agreement, (a) the Company shall be deemed to have repaid a portion of the outstanding principal amount under the Loan Agreement in an amount equal to the portion of the Exercise Price owed in connection with such exercise satisfied by reduction of the principal (with the balance being satisfied by reduction of the interest accrued on the amount of principal reduced if so elected by the Holder), and (b) such reduction shall be confirmed by the Company to the Holder in writing.

3. COVENANTS OF THE COMPANY.

3.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid-in and nonassessable, and free from all liens and charges imposed by the Company with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the Company (“Shares”) to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Shares to such number of Shares as shall be sufficient for such purposes.

3.2 Stock Dividends. If the Company declares or pays a dividend on its capital stock payable in securities of the Company or issues bonus shares, then upon exercise of this Warrant, for each Exercise Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Exercise Shares of record as of the date the dividend occurred.

3.3 Registration Rights. The Company agrees that so long as the IRA is in effect the Holder shall have the rights and be subject to the obligations of Section 2 of the IRA with respect to the Ordinary Shares (as defined in the IRA) that are issuable upon conversion of the Exercise Shares that are exercisable under this Warrant, which Section 2 is incorporated herein by reference, subject to Section 2.1(b). The Company shall not permit any amendment, termination, or waiver of any terms with respect to Section 2 of the IRA as they are currently in effect, that are adverse to the rights of the Holder, without the prior written consent of the Holder, unless such amendment, termination, or waiver applies to all holders of capital stock of the Company that are in the same class and series as the Exercise Shares and that are subject to such Section 2. Notwithstanding the foregoing, to the extent the IRA is terminated following a Going Public Transaction, and that an agreement governing the registration rights of the holders of Ordinary Shares that are issuable upon conversion of the Exercise Shares that are exercisable under this Warrant is offered by the Company following a Going Public Transaction, the Holder shall have the rights and be subject to the obligations with respect to the registration rights as so being offered by the Company.

3.4 Financial Information Rights. For so long as the Holder is the record owner of this Warrant, the Company agrees to deliver to the Holder:

(a) beginning with the Company’s 2020 fiscal year, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of shareholders’ equity as of the end of such year, all such financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards, consolidated, audited and certified by independent public accountants of international standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited consolidated statements of income and cash flows for such fiscal quarter, and an unaudited consolidated balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP or International Financial Reporting Standards (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP or International Financial Reporting Standards), and, with respect to the fourth quarter, within sixty (60) days after the end of such fiscal quarter, unaudited consolidated statements of income and cash flows for such fiscal quarter, and an unaudited consolidated balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP or International Financial Reporting Standards (except that such financial statements may (I) be subject to normal year-end audit adjustments; and (II) not contain all notes thereto that may be required in accordance with GAAP or International Financial Reporting Standards;

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of shares and securities convertible into or exercisable for shares outstanding at the end of the period, the ordinary shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for ordinary shares and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock or share options and stock or share options not yet issued but reserved for issuance, if any, all in sufficient details as to permit the Holder to calculate its percentage equity ownership in Borrower, and certified by the chief financial officer or chief executive officer of the Borrower as being true, complete and correct;

(d) as soon as practicable, but in any event within twenty-five (25) days after the end of each calendar month, unaudited consolidated statements of income and cash flows for such calendar month, and an unaudited consolidated balance sheet and a statement of shareholders’ equity as of the end of such calendar month, all prepared in accordance with GAAP or International Financial Reporting Standards (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP or International Financial Reporting Standards), provided that if such information is not provided to either the Board of Directors or any holders of preference shares of the Company, then the delivery required pursuant to this subsection (d) for such month shall be deemed waived by Holder;

(e) as may reasonably be requested by the Holder from time to time, information regarding the commercial activity driving the financial performance of the Company; provided, that in no event shall such information include (i) identifying information with respect to customers, or (ii) technical information of the Company;

(f) concurrently with the delivery of the same to the Board of Directors of the Company, copies of all consents and resolutions of the Board of Directors of the Company; and

(g) concurrently with delivery of the same to all of the shareholders of the Company, copies of all consents and resolutions of the shareholders of the Company, and other information provided to the shareholders of the Company as a group.

The Company further agrees to make its senior management level employees available to the Holder, at the Holder’s reasonable request, solely to discuss financial information delivered pursuant to this Section 3.4.

3.5 Restriction on Company Transactions. For so long as 1,032,103 Exercise Shares remain exercisable under this Warrant, the Company agrees that it shall not take any of the following actions without the Holder’s prior written consent:

(a) Consummate a transaction, or a series of transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, that would constitute the sale, issuance or transfer to, (x) a Restricted Acquirer, any equity securities of the Company, or (y) a Military Affiliated Company, more than 19.9% of equity securities of the Company, in each of (x) and (y), whether or not currently authorized, or any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for (in each case, directly or indirectly) such equity securities; or

(b) Consummate a Trade Sale to a Restricted Acquirer or a Military Affiliated Company, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise.

The rights described under this Section 3.5 shall terminate and be of no further force or effect upon the earliest of: (i) the date that no Exercise Shares remain exercisable under this Warrant; (ii) immediately prior to the consummation of a Trade Sale, a Going Public Transaction, or a Change of Control Transaction.

3.6 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Company’s capital stock or issue bonus shares, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) effect any repurchase or redemption of the outstanding shares of the Company’s capital stock, other than repurchases from current or former employees, officers, directors, consultants or other persons who performed services for the Company or any Subsidiary in connection with the cessation of such employment or service pursuant to an agreement approved by the Board;

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the stock; or

(d) effect a Change of Control Transaction, Going Public Transaction, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(i) in the case of the matters referred to in (a), (b) and (c) above, at least fifteen (15) Business Days (as defined in the Loan Agreement) prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled thereto) or for determining rights to vote, if any; and

(ii) in the case of the matters referred to in (d) above at least fifteen (15) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of capital stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice).

The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.7 No Modifications of Rights. For so long as the Warrant is outstanding, the Company shall not take any actions to, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment to the Articles of Association, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without the Holder’s consent, adversely modify or terminate any rights of the Exercise Shares, as they are currently set forth in the Articles of Association, the IRA, the ROFRA, and the VA (so long as each such agreement is in effect), unless such modification or termination is made in accordance with the Articles of Association or such agreement, as the case may be, and applies to all holders of capital stock of the Company that are in the same class and series as the Exercise Shares in the same fashion. For so long as the Warrant is outstanding, without limiting the generality of the foregoing and subject to the last sentence of Section 3.3 of this Warrant, the Company shall not permit any amendment, modification, termination, or waiver of any terms of the IRA, ROFRA, or VA without the prior written consent of the Holder unless such amendment, modification, termination or waiver applies to all holders of capital stock of the Company that are in the same class and series as the Exercise Shares in the same fashion.

4. REPRESENTATIONS OF HOLDER.

4.1 Status and Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is not a “U.S. Person” (as defined in Rule 902(k) under the U.S. Securities Act of 1933, as amended). The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

4.2 Securities Are Not Registered.

(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under any applicable securities laws.

(b) The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are sold in accordance with applicable securities laws. The Holder recognizes that the Company has no obligation to assist the Holder in complying with any such applicable securities laws, except, if applicable, except as expressly set forth in Section 3.3 above and Section 2 of the IRA (as incorporated herein).

4.3 Disposition of Warrant and Exercise Shares.

(a) The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares unless the Holder complies with all applicable securities laws.

(b) The Holder understands and agrees that all certificates evidencing the Exercise Shares to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS.

(c) The restriction set forth in Section 4.3(a) will not apply in any transaction in which such Holder distributes the Warrant or Exercise Shares to an Affiliate of such Holder that is otherwise permitted by this Warrant; provided that each transferee agrees in writing to be subject to the terms of this Section 4.3.

5. ADJUSTMENTS.

5.1 In the event of changes in the outstanding Shares of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, mandatory conversions, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. For the sake of clarity, in the event of a Going Public Transaction, the Exercise Shares issuable upon exercise of this Warrant at such time shall be automatically adjusted and replaced with the securities into which such Exercise Shares would have been exchanged into, had such Exercise Shares been held by Holder immediately prior to the Going Public Transaction. The form of this Warrant need not be changed due to any adjustment in the number of Exercise Shares subject to this Warrant. The Company shall amend Exhibit A to reflect such adjustment.

5.2 Without duplication of any adjustment otherwise provided for in this Section 5, the number of ordinary shares issuable upon conversion of the Exercise Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in Regulation 16.3 Existing Articles as if the Exercise Shares were issued and outstanding as of the date of any such required adjustment. The Company shall amend Exhibit A to reflect such adjustment.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

7. MARKET STAND-OFF AGREEMENT. The Holder hereby agrees that the Holder shall not exercise this Warrant or sell, offer, pledge, contract to exercise or sell, grant any option or contract to purchase, purchase any option or contract to exercise or sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any of the Exercise Shares, nor shall the Holder enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Exercise Shares, during a period that shall not exceed one hundred and eighty (180) days, plus such additional period as may reasonably be requested by the Company or its underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including the restrictions set forth in FINRA Rule 2241(b) and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules, following the effective date of the first registration statement of the Company filed under the Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act or following the consummation of a Going Public Transaction if not such a public offering (which 180-day period shall commence on the same date on which the majority of other Company shareholders or former shareholders become subject to the same or similar market stand-off requirement). The Holder further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter. In addition, the Holder shall be obligated with respect to the exercisability of this Warrant and the Exercise Shares as set forth in the immediately preceding two sentences in connection with any other transaction in which the Company is merged, consolidated or otherwise combined with or into an entity which results in shareholders or former shareholders of the Company owning stock of a public company; provided that in such case any reference to the underwriters shall be deemed to refer to the underwriters or financial advisors or persons in equivalent capacity in connection with such transaction of such resulting public company or its affiliate, and any reference to a first registration statement shall be deemed to refer to the equivalent document. The transfer restrictions and obligation to agree to additional lockups or market standoff terms shall be applicable to the Holder only if all executive officers, directors who were directors as of immediately prior to the consummation of the Going Public Transaction or public offering, and holders of not less than one percent (1%) of the outstanding ordinary shares of the Company as of immediately prior to the consummation of the Going Public Transaction or public offering (after giving effect to the conversion or exercise of outstanding options, warrants or convertible securities (including the preference shares)) of the Company, are all subject to the same restrictions. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters (or other party with authority to waive or modify the restrictions) to any equityholder of the Company shall automatically apply pro rata to all equityholders of the Company that are subject to such agreements, based on the number of shares (including the Exercise Shares) subject to such agreements. If the “market stand-off” agreement provision of the IRA (as defined in the Exchange Agreement) is amended, subsequent to the amendment referred to in the Exchange Agreement, such that it becomes more favorable to the Investors (as defined in the IRA), the Company shall notify CRIL of such amendment and the Company shall agree to amend this Section 7 shall in the same manner.

8. DRAG-ALONG IN THE EVENT OF A TRADE SALE. Terms capitalized in this Section 8 but not defined in this Warrant shall have the respective meanings given to them in the Existing Articles.

8.1 In the event that a Trade Sale is approved in accordance with Regulation 37 of the Existing Articles, and the Dragging Shareholders exercise their Drag Along Option under such Regulation, then the Company shall deliver a copy of the Drag Along Notice to the Holder consistent with the terms of Regulation 37 of the Existing Articles. Upon receipt of the Drag Along Notice, but subject to the terms of this Section 8, the Holder shall be required to exercise (in accordance with Section 2 herein and conditioned on and as of immediately prior to the consummation of the Trade Sale) this Warrant in full, and to sell and transfer all of its interest in the Exercise Shares issued pursuant to such exercise, to the proposed buyer under the Trade Sale.

8.2 To the extent that the vote of the Holder shall be either required or requested by the Dragging Shareholders or by the Company in connection with the Trade Sale, and if the Holder shall have any voting rights with respect thereto, the Holder hereby agrees to vote all of the Exercise Shares in favor of such Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Trade Sale, and to perform and otherwise comply with any other obligations of the Called Shareholders under Regulation 37 of the Existing Articles to the same extent, and as if, the Holder was a Called Shareholder under such Regulation at the time of receipt of the Drag Along Notice; provided that the Holder shall not be required to vote in the manner described under this Section 8.2 unless each of Regulation 37.5(a) through (g) are true with respect to such Trade Sale. Notwithstanding the foregoing, for so long as 1,032,103 Exercise Shares remain exercisable under this Warrant, the Holder shall not be required to vote in the manner described under this Section 8.2 in the event of a Trade Sale to a Restricted Acquirer (and, in accordance with Section 3.5, the Company may not approve a Trade Sale to a Restricted Acquirer without the Holder’s prior written) or if it would be required to accept equity securities of a Military Affiliated Company.

8.3 If the Holder fails to:

(a) Deliver to the Company within five (5) Business Days after a written request therefor:

(i) a duly exercised Notice of Exercise, which Notice shall exercise in full this Warrant, as required under Section 8.1 above;

(ii) a duly executed instrument of transfer (or instruments of transfer) in respect of the Exercise Shares held by the Holder (together with any share certificate(s) in respect of those Exercise Shares (or a suitable indemnity in respect thereof)), where required to do so under this Section 8 (and Regulation 37 of the Existing Articles, as applicable); and/or

(iii) any other document of any kind required to be duly executed and delivered by the Holder under this Section 8 (and Regulation 37 of the Existing Articles, as applicable); and/or

(b) Vote its Shares in accordance with this Section 8 (and Regulation 37 of the Existing Articles, as applicable) within five (5) Business Days after a written request therefor,

the Holder shall be deemed to have appointed any person nominated for the purpose by the Board of Directors of the Company to be its agent and attorney to execute and deliver on the Holder’s behalf (X) all necessary instruments of transfer in respect of the Holder’s Exercise Shares (if applicable) and/or other documents of any kind required to be executed and delivered by the Holder under this Section 8 (and Regulation 37 of the Existing Articles, as applicable), against receipt by the Company (on trust for the Holder) of the consideration payable for the Exercise Shares (or applicable initial part thereof, in accordance with the terms of the Trade Sale); and (Y) a proxy in respect of all of the Holder’s Exercise Shares in the Company entitling the attorney/agent to vote the Holder’s Exercise Shares at any meeting of the Shareholders or any class or series thereof in favor of any proposal submitted for approval in connection with the Trade Sale.

The validity of any action taken by any agent and/or attorney of Holder pursuant to this Section 8 (including the exercise of any voting rights in respect of the Exercise Shares) shall not be questioned by any person.

8.4 Failure to produce a share certificate (if applicable) shall not impede the registration of any transfer of Shares under this Section 8 (and Regulation 37 of the Existing Articles, as applicable).

8.5 Notwithstanding the foregoing, in the event Holder is obligated pursuant to this Section 8 to exercise the Warrant, the Holder may elect to instead cancel the Warrant in consideration for payment of the excess of the value of the aggregate consideration that would be paid in consideration of the Exercise Shares in the Change of Control that is the subject of the Drag Along Option over the aggregate Exercise Price of the Warrant. Any such cancellation shall be contingent upon and subject to the consummation of the Change of Control.

9. PARTICIPATION RIGHT.

9.1 Subject to the terms and conditions of this Section 9 and applicable securities laws, if the Company proposes any issuance or sale of New Securities, the Company shall offer such New Securities to Holder at the same time that it first offers such New Securities to Major Investors (as defined in the IRA) under Section 4 of the IRA. If the Company does not offer such New Securities to Major Investors or the Major Investors otherwise waive their right to participate in such offering, it shall offer such New Securities to Holder at the same time that it first offers such New Securities to any third party.

9.2 The Company shall give notice (the “Offer Notice”) to Holder in respect of such New Securities, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

9.3 By notification to the Company within twenty (20) days after the Offer Notice is given, Holder may elect to subscribe for or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the total Exercise Shares subject to this Warrant bears to the total number of ordinary shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preference shares and other Derivative Securities. At the expiration of such twenty (20) day period, the Company shall promptly notify Holder if Holder has elected to subscribe for or acquire all the shares available to it of the failure of any other persons who have been granted pre-emptive rights by the Company in respect of New Securities (the “Other Right Holders”) to do likewise. During the ten (10) day period commencing after the Company has given such notice, Holder may, by giving notice to the Company, elect to subscribe for or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Holder was entitled to subscribe but that were not subscribed for by the Other Right Holders which is equal to the proportion that the total Exercise Shares subject to this Warrant bears to the ordinary shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the preference shares and any other Derivative Securities then held, by all Other Right Holders who elect to subscribe for or acquire all the shares available to them and wish to subscribe for such unsubscribed shares. The closing of any sale pursuant to this Section 9.3 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 9.4.

9.4 If all New Securities referred to in the Offer Notice are not elected to be subscribed for or acquired as provided in Section 9.3, the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 9.3, offer and issue the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the issuance of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to Holder in accordance with this Section 9.

9.5 In the event that the Holder elects to subscribe for or otherwise acquire any New Securities in accordance with this Section 9, the Holder shall, in its sole discretion, (a) deliver to the Company a cash payment of the purchase price of the New Securities for which the Holder has elected to subscribe, or (b) purchase a promissory note from the Company in the same amount of the purchase price for such New Securities and on the same terms and conditions as the Loan Agreement and the notes thereunder (or the Company and Holder may amend the Loan Agreement and note thereunder to increase the principal amount by the aggregate purchase price for the New Securities); provided that the interest rate with respect to such purchase price shall be (x) if such New Securities are convertible debt securities, the higher of the rate that is given to other investors in such financing and 3.00% per annum; (y) if such New Securities are preference shares entitled to receive dividends, such note shall bear interest at the higher of the rate of such dividend and 3.00% per annum; or (z) in connection with any other acquisition of New Securities under this Section 9, 3.00% per annum, and following the Company’s receipt of such payment, in lieu of issuance of such New Securities to the Holder, (i) Exhibit A shall be amended by the Company to reflect the addition of such New Securities to the pool of Exercise Shares into which this Warrant is exercisable, (ii) the Exercise Price with respect to such New Securities shall be the principal amount on the promissory note or the principal amount added to the Loan Agreement, as appropriate, or zero dollars ($0) if Holder elects to pay cash pursuant to Section 9.5(a), and (iii) if such New Securities are convertible debt securities, this Warrant may be exercised with respect to such New Securities only from and after the time such New Securities would have been convertible to shares had Holder purchased such actual convertible debt securities, and subject to the other terms and conditions of this Warrant.

9.6 The right of first offer in this Section 9 shall not be applicable to (i) the issuance or deemed issuance of Exempted Securities or (ii) Ordinary Shares in the Company’s initial public offering.

10. RIGHT OF FIRST REFUSAL; CO-SALE RIGHTS. Terms capitalized in this Section 10 but not defined in this Warrant shall have the respective meanings given to them in the ROFRA.

10.1 So long as the Exercise Shares exercisable under this Warrant constitute at least 1% of the Company’s Capital Stock CRIL shall continue to be subject to the Rights of First Refusal granted by CRIL to the Company under Section 2.1 of the ROFRA to purchase, redeem or otherwise acquire all or any portion of Transfer Stock that CRIL may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee, except if such Transfer would have been exempt under Section 3 of the ROFRA (and then subject to the terms and conditions of such Section 3) and subject to the terms and conditions of this Warrant.

10.2 If CRIL proposes to make a Proposed Key Holder Transfer it must deliver a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer. To exercise its Right of First Refusal under this Section 10, the Company must deliver a Company Notice to CRIL within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by CRIL with the Company that contains a preexisting right of first refusal, the Company and CRIL acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 10.1 and this Subsection 10.2.

10.3 Except if such Transfer would have been exempt under Section 3 of the ROFRA (and then subject to the terms and conditions of such Section 3) and subject to the terms and conditions of this Warrant, CRIL shall also continue to be subject to the Secondary Refusal Right it granted unconditionally and irrevocably grants to the Investors under Section 2.1 of the ROFRA to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 10.3. If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to CRIL and to each Investor to that effect no later than fifteen (15) days after CRIL delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to CRIL and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence. The Investors shall be third party beneficiary of this Subsection 10.3, Subsection 10.4 and Subsection 10.5 with respect to the Secondary Refusal Right.

10.4 If options to purchase have been exercised by the Company and the Investors with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Subsection 10.3 (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Parties”). Each Exercising Party shall, subject to the provisions of this Subsection 10.4, have an additional option to purchase all or any part of the balance of any such remaining unpurchased shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Party must deliver an Undersubscription Notice to CRIL and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two (2) or more such Exercising Parties that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 10.4 shall be allocated to such Exercising Parties pro rata based on the number of shares of Transfer Stock such Exercising Parties have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Party has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Parties, the Company shall immediately notify all of the Exercising Parties and CRIL of that fact.

10.5 If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company, the Investors shall take place, and all payments from the Company, the Investors shall have been delivered to CRIL, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

10.6 Subject to the terms and conditions of this Section 10 and securities and other applicable laws, if a Key Holder proposes to make a Proposed Key Holder Transfer of Transfer Stock and delivers to the Company a Proposed Transfer notice, the Company shall promptly deliver to the Holder a copy of such Proposed Transfer Notice received by the Company from the selling Key Holder. If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Section 2.1 of the ROFRA and thereafter is to be sold to a Prospective transferee, the Holder may elect to exercise a right of Co-Sale and participate on a pro-rata basis in the Proposed Key Holder Transfer under Section 2.2 of the ROFRA to the same extent as if the Holder was a party to the ROFRA and bound by such Section 2.2. The Company shall further notify the Holder of the last date on which the Holder, along with all other Investors under the ROFRA, may elect to exercise its right of co-sale under this Section 10 and as set forth in such Section 2.2, at least fifteen (15) days prior to such date (the “Election Deadline”). In the event that the Holder elects to exercise its right of co-sale under this Section 10, it shall deliver to the Company and the selling Key Holder written notice to that effect prior to the Election Deadline, and, upon delivering such notice, the Holder shall, subject to complying with the other terms of this Section 10, be deemed to have effectively exercised its right of co-sale.

10.7 The Holder may include in the Proposed Key Holder Transfer the aggregate Exercise Shares (the “Co-Sale Exercise Shares”) which the Holder would have been permitted to include under Section 2.2 of the ROFRA had the Holder been a party to the ROFRA and held the number of Exercise Shares acquirable upon complete exercise of this Warrant immediately before the consummation of the Proposed Key Holder Transfer.

10.8 Immediately prior to the consummation of the Proposed Key Holder Transfer and conditioned on such consummation, the Holder shall exercise the Warrant in accordance with the terms hereof for the Co-Sale Exercise Shares, the Exercise Price for which shall be as set forth on Exhibit A. Such exercise shall be made in accordance with all the terms and conditions of this Warrant, including, without limitation, Section 2.2. The Company shall amend Exhibit A upon the consummation of the Proposed Key Holder Transfer to reflect such exercise.

11. REDEMPTION AND REPURCHASE OF CAPITAL STOCK. The Holder shall be entitled to participate in any redemption or repurchase of the Company’s capital stock on a pro rata ownership basis up to the ratio of Exercise Shares subject to this Warrant to the total number of ordinary shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preference shares and other Derivative Securities), provided that if the redemption or repurchase is exclusive to a certain class or series of securities of the Company, the Holder shall be entitled to participate with respect to such class or series of Exercise Shares and up to its pro rata ownership of the class or series.

12. TERMINATION OF CERTAIN RIGHTS. Sections 3.4, 8, 9, and 10 shall terminate upon the earlier to occur of (a) the expiration of the Exercise Period, (b) consummation of a Going Public Transaction, or (c) upon a Deemed Liquidation Event, as such term is defined in the Company’s Articles of Association, whichever event occurs first.

13. CONFIDENTIALITY; PUBLIC DISCLOSURE.

13.1 Confidentiality. In handling any confidential information of the Company (including information provided under Section 3.4 otherwise under this warrant), the Holder shall exercise the same degree of care that it exercises for its own proprietary information, shall not disclose such information to any Person other than to its Affiliate and advisors, provided that the recipient of such information shall be bound by an obligation to hold confidence of such information at least as stringent as those set forth herein, and shall use such information only for the purpose of this Warrant, but disclosure of information may be made: (a) as required by applicable law, regulation, subpoena, or other order; provided that the Holder shall notify the Company of any such disclosure as promptly as practicable after it becomes aware of such requirement (except to the extent prohibited by applicable law) and that the Holder shall request confidential treatment of such information to the extent permissible and shall cooperate with the Company in its attempt to obtain a protective order or other confidential treatment, and (b) to the extent the Holder considers reasonably appropriate in exercising remedies under this Warrant. Confidential information includes all information of or relating to the Company, but does not include any such information that is either: (i) in the public domain, or becomes part of the public domain (other than as a result of its disclosure by the Holder in violation of this Warrant) after disclosure to the Holder; or (ii) disclosed to the Holder by a third party, if the Holder does not know that the third party is prohibited from disclosing the information.

13.2 Public Disclosure. In connection with a Going Public transaction, Holder shall have a right to review and comment on (but not to consent to) any disclosure relating to

Holder proposed to be included in a registration statement, proxy statement, or similar publicly filed document; provided that Holder shall so review and provide comment, if any, within a reasonable time.

14. NO SHAREHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company, other than those rights expressly set forth in this Warrant.

15. TRANSFER OF WARRANT. Subject to applicable securities and other applicable laws, the restriction on Transfer set forth on the first page of this Warrant, and Article 20 of the Articles of Association (Transfer of Shares), this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder in person or by duly authorized attorney upon delivery of documentation evidencing the assignment and assumption of such Warrant or the applicable portion thereof, which documentation shall be in form and substance reasonably acceptable to the Company; provided that the transferee must agree to be bound by all of the provisions of this Warrant as if such transferee were the Holder. Notwithstanding the foregoing, and for so long as such restriction also applies to all of the holders of shares of the Company who are subject to the ROFRA, the Holder shall not be permitted to sell or otherwise Transfer this Warrant (or any portion thereof) or any of the Exercise Shares to a Governmental Entity (as defined in the Loan Agreement). 6 In the event that this Warrant is transferred by the Holder in part, the Company shall, promptly following such Transfer, issue a new Warrant to the transferee for the applicable portion of Exercise Shares subject to such new Warrant, and shall amend Exhibit A of this Warrant to reflect the then-remaining number of Exercise Shares purchasable by the Holder hereunder. In the event that this Warrant is transferred by the Holder in its entirety, the Company shall, promptly following such Transfer, issue a new Warrant to the transferee for the entire amount of then-remaining Exercise Shares purchasable under this Warrant, and this Warrant with Holder shall immediately terminate and be of no further force and effect.

16. MISCELLANEOUS.

16.1 Notices, Etc. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon transmission, when sent by electronic mail; provided that such transmission is acknowledged by the intended recipient (such as by the “return receipt requested or similar function, as available, return electronic mail or other written acknowledgement); (b) three (3) Business Days after deposit with a reputable overnight courier with all charges prepaid; or (c) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Holder or the Company may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 16.1.

If to the Company:

Nettar Group Inc.

c/o Maples Corporate Services

(BVI) Limited

Kingston Chambers

P.O. Box 173

Road Town, Tortola

British Virgin Islands

Attn: General Counsel, CEO

Email: gc@satellogic.com, ceo@satellogic.com

With a copy to (which itself shall not constitute notice):

Friedman Kaplan Seiler & Adelman LLP

7 Times Square, 28th Fl.

New York, NY 10036 U.S.A.

Attn: Gregg Lerner

Email: glerner@fklaw.comIf to CRIL:

Columbia River Investment Limited

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com,

exploreinvestments@tencent.com

With a copy to (which itself shall not constitute notice):

44/F, Tencent Binhai Towers, No.33 Haitian 2nd Road, Nanshan District,

Shenzhen, P.R.China 518054

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

Covington & Burling LLP

3000 El Camino Real

5 Palo Alto Square, 10th Floor

Palo Alto, CA 94306-2112

Attention: Scott Anthony

Email: scanthony@cov.com

All share certificates to:

Address: 44/F, Tencent Binhai Towers, No.33 Haitian 2nd Road, Nanshan

District, Shenzhen, P.R.China 518054

Tel: +86 13732204748 (Holly Peng), +86 18503093083 (Blair Jiang)

Attn: Holly Peng/Blair Jiang, M&A Department

16.2 Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of New York, without giving effect to any provisions thereof relating to conflict of law.

16.3 Consent To Jurisdiction. (A) The Company irrevocably submits to the exclusive jurisdiction of any New York State or United States federal court sitting in the Borough of Manhattan, The City of New York and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Warrant (a “Related Proceeding”) and the Company hereby irrevocably agrees that all claims in respect of any Related Proceeding may be heard and determined in such New York State or United States federal court, as the person bringing such Related Proceeding may elect in its sole discretion (the “Specified Courts”). The Company also agrees that any judgment obtained in any of the Specified Courts arising out of any Related Proceeding may be enforced or executed in any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all courts other than Specified Courts being herein called “other courts”), by means of a suit on the judgment or in any other manner provided by law. The agreement made with respect to jurisdiction is made solely with respect to Related Proceedings and the enforcement or execution of related judgments and under no circumstances shall it be interpreted as a general agreement with respect to proceedings unrelated to this Warrant. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of any Related Proceeding and any objection to any Related Proceeding whether on the grounds of venue, residence or domicile.

(B) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY IN CONNECTION WITH OR RELATING TO THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.3(B).

16.4 Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Warrant, or waiver, discharge or termination of any obligation hereunder, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on this Warrant. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. This Warrant, together with the Exchange Agreement and the Loan Agreement, represents the entire agreement about this subject matter and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Warrant merge into this Warrant.

16.5 Interpretation. All references to Sections, paragraphs, subsections, clauses, subclauses, exhibits and schedules shall be to such portions of this Warrant unless otherwise specified. The word “including” shall be deemed to be followed by “without limitation”.

16.6 Successors and Assigns. This Warrant binds and is for the benefit of the successors and permitted assigns of each party. Subject to application of the transfer restrictions in Section 14, the Holder may assign this Warrant without the prior consent of the Company; the Company may not assign this Warrant or any rights or obligations under it without the Holder’s prior written consent (which may be granted or withheld in the Holder’s discretion), except that the Company may assign this Warrant and its rights hereunder and delegate its obligations hereunder, including by operation of law, in connection with a sale of all or substantially all of its assets, a sale or transfer of all of its shares, a merger or consolidation of the Company, or a Going Public Transaction, in each case if such transaction is not a Change of Control Transaction and provided that the assignee also assumes the obligations under the Loan Agreement (if the loan thereunder is still outstanding) and the Exchange Agreement.

16.7 Further Assurances. Each party shall execute any further instruments and documents and take further action as the other party may reasonably requests to effect the purposes of this Warrant.

16.8 Specific Performance. The parties hereto acknowledge and agree that each would be damaged irreparably in the event any of the provisions of this Warrant are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties hereto agree that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Warrant and to enforce specifically this Warrant and the terms and provisions hereof in any action instituted in any court specified in Section 16.3 hereto, in addition to any other remedy to which they may be entitled, at law or in equity.

16.9 Severability of Provisions. Each provision of this Warrant is severable from every other provision in determining the enforceability of any provision

16.10 Counterparts. This Warrant may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Warrant. This Warrant may also be executed and delivered by facsimile., PDF or other electronic delivery of signature.

16.11 Captions. The headings used in this Warrant are for convenience only and shall not affect the interpretation of this Warrant.

16.12 No Interpretation Against Drafting Party. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Warrant. In cases of uncertainty this Warrant shall be construed without regard to which of the parties caused the uncertainty to exist.

16.13 Relationship. The relationship of the parties to this Warrant is determined solely by the provisions of this Warrant. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

16.14 Third Parties. Nothing in this Warrant, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Warrant on any Person other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Warrant; or (c) give any Person not an express party to this Warrant any right of subrogation or action against any party to this Warrant.

[SIGNATURE PAGE FOLLOWS]

The Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

NETTAR GROUP INC.

By:

Name:	Emiliano Kargieman

Title:	CEO

Address:

c/o Maples Corporate Services (BVI) Limited
Kingston Chambers
P.O. Box 173
Road Town, Tortola
British Virgin Islands

Acknowledged:

COLUMBIA RIVER INVESTMENT LIMITED

By:

Name:

Title:

Address:

[Warrant]

The Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

NETTAR GROUP INC.

By:

Name:	Emiliano Kargieman

Title:	CEO

Address:

c/o Maples Corporate Services (BVI) Limited
Kingston Chambers
P.O. Box 173
Road Town, Tortola
British Virgin Islands

Acknowledged:

COLUMBIA RIVER INVESTMENT LIMITED

By:

Name:	David Wallerstein
Title:	Authorized Signatory

Address:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com, exploreinvestments@tencent.com with a copy to:

44/F, Tencent Binhai Towers, No.33 Haitian 2nd Road, Nanshan District, Shenzhen, P.R.China 518054

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

EXHIBIT A

Holder Investments	Investment	Shares	Exercise Price per Share	Issue Date
Series A	$11,199,993	1,657,900	$6.7555	6-Jan-2015
Series A	$3,500,040	518,100	$6.7555	3-Apr-2015
Series B	$14,999,997	1,725,784	$8.6917	13-Jun-2017
Series B-1	$1,575,842	226,629	$6.9534	13-Jun-2017
2018 Note	$3,453,846	272,439	$12.6775	12-Apr-2018
2019 Note	$5,359,315	422,742	$12.6775	30-Sep-2019
Total	$40,089,033	4,823,594

For purposes of this Exhibit A:

(a) “Series A” means the Company’s Series A Preference Shares, par value US$0.00001 per share.

(b) “Series B” means the Company’s Series B Preference Shares, par value US$0.00001 per share.

(c) “Series B-1” means the Company’s Series B-1 Preference Shares, par value US$0.00001 per share.

EXHIBIT B

FORM OF NOTICE OF EXERCISE

TO: Nettar Group Inc.

Pursuant to Section 2.2 of that certain warrant to purchase shares (as the same may be amended from time to time, the “Warrant”), dated as of                     , 2021, by and between Nettar Group Inc. (the “Company”) and Columbia River Investment Limited (the “Holder”),

(1) A. Complete If (i) Exercise Prior to the consummation of a Going Public Transaction or, (ii) Exercise after to the consummation of a Going Public Transaction in accordance with clause (1) of Section 2.1(b)(ii) of the Warrant:

the Holder hereby elects to purchase                shares of Nettar Group Inc. (the “Exercise Shares”), for purposes of selling all such Exercise Shares to                . The exercise of the Warrant, and the issuance of the Exercise Shares by the Company in connection which this Notice, is conditioned upon the consummation of the sale and transfer of such Exercise Shares to                 .

B. Complete If Exercise After the consummation of a Going Public Transaction in accordance with clause (2) of Section 2.1(b)(ii) of the Warrant:

☐  [Check here if following exercise and issuance the outstanding Exercise Shares issued to Holder will be under the Permissible Hold Threshold]

the Holder hereby elects to purchase                shares of Nettar Group Inc. (the “Exercise Shares”), and has a bona fide intent to sell such Exercise Shares.

☐  [Check here if following the exercise and issuance the outstanding Exercise Shares issued to Holder will exceed the Permissible Hold Threshold (but will not hold more than 2% of the total number of ordinary shares of the Company then outstanding)]

the Holder hereby elects to purchase                shares of Nettar Group Inc. (the “Exercise Shares”), for purposes of selling such Exercise Shares. Upon the issuance of such Exercise Shares Holder will not hold more than 2% of the total number of ordinary shares of the Company then outstanding (calculated in accordance with Section 2.1(b)(ii) of the arrant). Holder will sell or otherwise dispose of sufficient shares such that its will not hold more than the Permissible Hold Threshold by the close of trading on the 5th Business Day following the date on which Exercise Shares are issued under this notice of exercise and become available for sale on a t+3 or shorter basis (including upon confirmation thereof by the transfer agent).

(2) Pursuant to Section 2.3 of the Warrant, the purchase price owed by the Holder with respect to this exercise (the “Exercise Price”), which purchase price is, in total, $            , shall be satisfied:

[Select one of the following:]

☐ in cash by wire transfer of immediately available funds to a bank account designated by the Company in writing.

☐ through a reduction of the amount due by the Company to the Holder under that certain loan agreement between the Holder and the Company, dated as of                     , 2021 (the “Loan Agreement”). The Holder hereby acknowledges and agrees that, upon this exercise of the Warrant, (a) the Company shall be deemed to have repaid a portion of the outstanding principal amount and accrued but unpaid interest under the Loan Agreement in an amount equal to the Exercise Price owed in connection with this exercise (with the allocation between outstanding principal and outstanding interest being set forth herein in accordance with the Warrant), and (b) such reduction shall be confirmed by the Company to the Holder. The Holder shall also tender payment of all applicable transfer taxes to the Company, if any. The amount of outstanding principal allocated to the Exercise Price shall be                     . The amount of accrued but unpaid interest allocated to the Exercise Price shall be                     . The amount of interest allocated shall not exceed the amount of the interest accrued and unpaid on the principal applied to the Exercise Price. The Company shall pay to the Holder $             in cash to pay any interest accrued and unpaid on principal used to satisfy the Exercise Price and that is not allocated to satisfy the Exercise Price.

(3) The Holder’s representations and warranties contained in the Warrant are true and correct in all respect as of the date hereof and are incorporated herein by reference as if included in this Notice.

[Signature Page Follows]

(Print name of the warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

(Fax number)

(Email address)